N E W S     R E L E A S E

FOR IMMEDIATE RELEASE January 19, 2005	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Announces Record 1st Quarter,

Net Income Up 26% from 1st Quarter Last Year

1st Quarter 2005 Highlights:

•	Record net income of $14.5 million, up 26% over the 1st quarter last year

•	Total loan production of $1.1 billion, up 52% over the 1st quarter last year

•	Total deposits of $3.7 billion, up 13% from December 31st last year

•	Non-interest bearing deposits of $262 million, up 27% from December 31st last year

•	Non-performing assets as a percentage of total assets of 0.19%, down from 0.41% from December 31st last year

•	Total assets of $8.9 billion, up 23% from December 31st last year

•	Market capitalization of $966 million, up 25% from December 31st last year

CORAL GABLES, FL—BankUnited Financial Corporation (Nasdaq: BKUNA), parent of BankUnited FSB, today reported record net income for the first quarter ended December 31, 2004.

Net income for the quarter was $14.5 million, up 26% from $11.6 million for the same quarter last year. Basic and diluted earnings were $0.48 and $0.45 per share, respectively, for the quarter, up from $0.39 and $0.36 per share, respectively, for the same quarter last year.

BankUnited’s Chairman and Chief Executive Officer Alfred R. Camner stated, “We are proud to announce our 16th consecutive quarter of record net income. Through the diligent efforts of our team, we have seen an increase in several key indicators, including loan production, total deposits and non-interest-bearing deposits.

“During our 20th year celebration, we have continued our relentless focus on the basics – outstanding customer service, a diverse array of products and an understanding of our client’s needs. This strategy, coupled with our micro-market/neighborhood banking efforts, has resulted in increases in net income for the quarter. As we continue to deepen relationships with our customers, we will continue to solidify our position as the financial institution of choice.”

BankUnited’s President and Chief Operating Officer Ramiro Ortiz added, “We are pleased with our results for the quarter. Growth in core deposits and personal and business relationships shows us that the micro-market/neighborhood banking strategy is working. Customers appreciate that we provide the best of both worlds – local decision-making backed by the strength and capabilities of an $8.9 billion financial institution.

“We are the largest banking institution headquartered in Florida, based on assets, yet we are increasingly viewed as the neighborhood bank in the communities we serve. As we add branches and grow, we will continue to focus on service and our core values.”

Loan Production

Total loan originations increased 52% over the same quarter last year.

Residential mortgage loan originations, which include specialty consumer mortgage loans originated through branch offices, were $869 million for the quarter, up 64% over the first quarter of last year.

Consumer loan production was $56 million this quarter, up 36% over the same quarter last year.

Commercial real estate production was $83 million for the quarter, up 9.6% over the same quarter last year. Commercial loan production was $61 million, up 5.4% over the same quarter last year.

Strong loan production contributed to significant growth in the Company’s loan portfolio balances during the quarter. BankUnited’s total loans grew by $566 million, or 9.8%, during the quarter to $6.3 billion as of December 31, 2004. This growth included a $535 million increase in residential mortgage loan balances, including specialty consumer mortgage loans.

Deposit Growth

Total deposits increased to $3.7 billion at December 31, 2004, up from $3.3 billion at December 31, 2003. Core deposits, which include checking, savings and money market accounts, grew to $1.7 billion as of December 31, 2004, as compared to $1.5 billion as of December 31, 2003. Core deposits comprised approximately 45% of total deposits as of December 31, 2004, and December 31, 2003. Non-interest bearing deposits were $262 million at December 31, 2004, up 27% from December 31, 2003.

Net Interest Margin

The net interest margin decreased this quarter to 1.81%, down from 1.90% for the preceding quarter and down from 1.91% for the same quarter last year. This decrease resulted primarily from the lagging effect on the re-pricing of the adjustable rate mortgage loans as short-term interest rates increased during the quarter. Additionally the margin was adversely affected by the unanticipated level of prepayments of mortgage loans. A significant portion of BankUnited’s loan portfolio consists of adjustable rate mortgages, of which a substantial amount is indexed to the Monthly Treasury Average.

Non-Interest Income

Total non-interest income reached $6.9 million for the quarter, up 27% over the same quarter last year. Non-interest income included gains from the sale of loans, investments and mortgage-backed securities of $2 million for the quarter ended December 31, 2004, as compared to $1.2 million for the same quarter last year.

Fee income, which includes loan fees, deposit fees and other fees (excluding loan servicing fees), was $2.8 million for the first quarter of fiscal 2005, up 9.5% compared to the same quarter last year.

Insurance and investment income for the quarter was $1 million, up 2.2% over the same quarter last year and down 10% from the preceding quarter. During the quarter, BankUnited experienced a slow-down in annuity sales, reflecting the effects of a rising interest rate environment in which customers elected to place a greater percentage of their funds into deposit accounts.

BankUnited’s portfolio of residential loans serviced for others was $1.2 billion at December 31, 2004. BankUnited provided for the amortization of $0.8 million of servicing rights for the quarter, compared to

$0.8 million for the previous quarter and $1.5 million for the same quarter last year. This amortization, offset by fees earned on these loans of $0.9 million, resulted in net revenue of $88,000 in the first quarter.

Expenses and Efficiency Ratio

Non-interest expense increased $3.6 million for the quarter, or 19%, from the same quarter in the prior fiscal year. This increase is due in part to a $1.3 million gain recorded during the quarter ended December 31, 2003 from fair-value adjustments to derivatives reflected as a credit in other operating expense. There were no significant gains or losses during the quarter ended December 31, 2004 from fair value adjustments to derivatives. The remaining increase of $2.3 million reflects the company’s continuing strategic investment in infrastructure, new banking offices, and the hiring of new talent to perform vital roles.

The efficiency ratio was 50.24% for the quarter, an improvement from 51.46% for the same quarter last year.

Asset Quality

Non-performing assets as a percentage of total assets improved to 0.19% from 0.20% for the previous quarter, and were down from 0.41% at December 31, 2003. The net annualized charge-off ratio for the quarter remained flat at 0.05% compared to the preceding quarter. There can be no assurance that additional provisions for loan losses will not be required in future periods.

The allowance for loan losses as a percentage of total loans was 0.39% as of December 31, 2004, compared to 0.51% as of December 31, 2003, and 0.42% as of September 30, 2004. While the current level is relatively low compared to the banking industry in general, management believes the current allowance to be prudent given the composition of its loan portfolio, which is more than 90% secured by real estate.

Capital Ratios and Book Value

BankUnited FSB continues to maintain its strong capital position in excess of regulatory requirements. Core and risk-based capital ratios were 7.3% and 15.2%, respectively, at December 31, 2004.

Book value per common share was $16.39 as of December 31, 2004, up from $15.03 at December 31, 2003.

Convertible Notes

BankUnited has elected and agreed to pay only cash in settlement of the principal amount of its outstanding 3.125% Convertible Senior Notes in respect of its conversion obligations. As a result, BankUnited will reflect the effects of the Convertible Senior Notes shares in diluted earnings per share using the treasury stock method. Under current accounting rules, until the conversion price of the Notes is reached, no additional earnings dilution will take place. As the price of the Company’s stock exceeds the conversion price, an increasing number of shares will be included in diluted earnings per share.

About BankUnited

BankUnited Financial Corporation is the parent company of BankUnited FSB, which, with $8.9 billion in assets, is the largest banking institution headquartered in Florida. Offering a full array of consumer and commercial banking products and services, BankUnited operates 50 banking offices throughout Miami-Dade, Broward, Palm Beach, Martin and Collier Counties. BankUnited can be accessed on the Internet at www.bankunited.com. BankUnited’s Class A Common Stock trades on the NASDAQ National Market under the trading symbol BKUNA.

A conference call will be held on Wednesday, January 19, 2005, at 2 p.m. EST, with Chairman and Chief Executive Officer Alfred R. Camner, President and Chief Operating Officer Ramiro Ortiz, and Chief Financial Officer Bert Lopez, to discuss the earnings for the quarter.

The toll-free dial-in number for the conference call is (800) 238-9007. The call leader is Alfred R. Camner. The name of the call is BankUnited, and the access code for the call is 8203943. A replay of the call will be available from 4 p.m. EST on January 19, 2005, through 11:59 p.m. EST on January 25, 2005, by calling toll-free (domestic) (888) 203-1112, (international) (719) 457-0820. The pass code for the replay is 8203943.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the Company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions; fiscal and monetary policies; war and terrorism; changes in interest rates; deposit flows; loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines; changes in laws or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.

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BankUnited Financial Corporation

Quarter Ended December 31, 2004 Earnings Release

	For the Three Months Ended
Operations Data:	December 31, 2004	September 30, 2004	December 31, 2003
	(dollars and shares in thousands, except per share amounts)
Interest income:
Interest and fees on loans	$70,103	$63,099	$54,361
Interest on mortgage-backed securities	18,236	20,630	19,797
Interest and dividends on investments and other interest-earning assets	5,343	5,174	4,615

Total interest income	93,682	88,903	78,773
Interest expense:
Interest on deposits	19,096	17,900	18,270
Interest on borrowings	33,927	30,608	26,000
Interest on trust preferred securities and subordinated debentures	2,378	1,789	2,424

Total interest expense	55,401	50,297	46,694

Net interest income	38,281	38,606	32,079

Provision for loan losses	1,150	1,650	975

Net interest income after provision for loan losses	37,131	36,956	31,104

Other income:
Loan servicing fees, net of amortization	88	42	(773)
Loan fees	1,154	1,144	939
Deposit fees	1,106	1,055	1,119
Other fees	518	478	480
Gain on sales of loans, securities, and other assets (1)	2,003	838	1,157
Insurance and investment income	963	1,073	942
Other income	1,115	813	1,198

Total other income	6,947	5,443	5,062

Other expense:
Employee compensation	11,196	11,043	10,804
Occupancy and equipment	5,001	4,888	3,704
Professional fees	848	372	1,320
Telecommunications and data processing	1,619	1,448	1,384
Advertising and promotion expense	1,444	1,170	1,151
Insurance	382	439	357
Other operating expenses	2,232	2,437	393

Total other expense	22,722	21,797	19,113

Income before income taxes	21,356	20,602	17,053

Provision for income taxes	6,831	6,508	5,503

Net income	$14,525	$14,094	$11,550

Earning Per Share Data:
Net income	$14,525	$14,094	$11,550
Preferred stock dividends	103	101	81

Net income available to common stockholders	$14,422	$13,993	$11,469

Basic earnings per common share:	$0.48	$0.47	$0.39

Weighted average common shares	30,023	29,958	29,686

Diluted earnings per common share:	$0.45	$0.44	$0.36

Weighted average diluted common shares	32,381	32,263	32,238

(1) Consists of the following:

	For the Three Months Ended
	December 31, 2004	September 30, 2004	December 31, 2003
Gain on sales of loans and securitizations	$395	$435	$1,181
Gain on sales of investments and other assets	$1,608	$403	$(24)

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BankUnited Financial Corporation

Quarter Ended December 31, 2004 Earnings Release (continued)

Selected Balance Sheet Data:	As of December 31, 2004	As of September 30, 2004	As of December 31, 2003
	(In thousands)
Asset Data:
Total assets	$8,914,672	$8,710,445	$7,247,748
Cash and cash equivalents	$44,766	$181,894	$183,991
Investment securities	$346,489	$333,939	$306,583
Mortgage-backed securities	$1,826,121	$2,068,180	$2,092,409
Loans:
Residential loans	$5,282,999	$4,747,569	$3,512,458
Commercial and commercial real estate loans	763,972	767,540	529,669
Consumer loans (1)	192,171	169,778	131,659
Unearned discounts, premiums and loan fees	81,056	65,992	40,696
Allowance for loan losses	(24,447)	(24,079)	(22,125)

Loans receivable, net (excluding loans held for sale)	$6,295,751	$5,726,800	$4,192,357

Loans held for sale	$25,874	$28,786	$145,701
FHLB Stock	$152,609	$155,716	$122,766

Liability Data:
Total liabilities	$8,412,665	$8,217,788	$6,793,671
Deposits:
Non-interest bearing deposits	$262,028	$247,154	$206,659
Interest bearing checking and money market deposits	417,649	398,280	359,559
Savings	1,006,511	1,013,198	918,353

Total core deposits	1,686,188	1,658,632	1,484,571
Certificates of deposit	2,040,595	1,869,630	1,799,365

Total deposits	$3,726,783	$3,528,262	$3,283,936

Borrowings (2)	$4,301,404	$4,297,665	$3,275,749
Convertible debt	$120,000	$120,000	$—
Trust preferred securities and subordinated debentures	$195,841	$164,979	$167,726

Equity Data:
Total stockholders’ equity	$502,007	$492,657	$454,077
Preferred equity	$6,299	$5,931	$5,857

AVERAGE BALANCE SHEET DATA (Three months ended)

Loans, net (3)	$6,025,555	$5,453,342	$4,286,554
Investment securities	$338,365	$331,915	$302,854
Mortgage-backed securities	$1,955,160	$2,186,005	$2,101,452
Interest-earning assets (4)	$8,473,779	$8,121,330	$6,792,495
Assets	$8,718,877	$8,369,883	$7,038,622
Interest bearing deposits	$3,326,726	$3,197,440	$3,051,162
Non-interest-bearing deposits	$247,454	$239,883	$194,552
Borrowings (2)	$4,263,078	$4,067,884	$3,102,561
Convertible debt	$120,000	$120,000	$—
Trust preferred securities and subordinated debentures	$175,702	$164,154	$168,231
Interest-bearing liabilities	$7,885,507	$7,549,478	$6,321,954
Liabilities	$8,223,505	$7,895,760	$6,593,328
Stockholders’ equity	$495,372	$474,123	$445,293

(1)	Includes home equity loans and lines of credit, excludes consumer mortgage products which are included in Residential Loans.
(2)	Includes FHLB advances, repurchase agreements, and senior notes.
(3)	Includes loans held for sale.
(4)	Excludes non-accruing loans.

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BankUnited Financial Corporation

Quarter Ended December 31, 2004 Earnings Release (continued)

	For the Three Months Ended
Selected Data:	December 31, 2004	September 30, 2004	December 31, 2003
Quarterly Performance Data:
Return on average tangible common equity	12.52%	12.73%	11.16%
Return on average assets	0.67%	0.67%	0.66%
Yield on interest-earning assets	4.40%	4.37%	4.61%
Cost of interest-bearing liabilities	2.79%	2.64%	2.93%
Net interest yield on earning assets (margin)	1.81%	1.90%	1.91%
Net interest spread	1.61%	1.73%	1.68%
Efficiency Ratio	50.24%	49.48%	51.46%

	As of
	December 31, 2004	September 30, 2004	December 31, 2003
	(dollars and shares in thousands, except per share amounts)
Equity Data:
Book value per common share	$16.39	$16.19	$15.03
Closing price of Class A Common Stock	$31.95	$29.15	$25.79
Common shares outstanding	30,239	30,059	29,890
Average equity to average assets (3 mos.)	5.68%	5.66%	6.33%

Capital Ratios:
Tangible capital ratio (1)	7.3%	7.3%	7.3%
Tier 1 core capital ratio (1)	7.3%	7.3%	7.3%
Total risk-based capital ratio (1)	15.2%	15.6%	15.9%

Non-Performing Assets:
Non-accrual loans	$14,998	$15,523	$25,841
Restructured loans	364	367	304
Loans 90 day past due and still accruing	39	2	—

Total non-performing loans	15,401	15,892	26,145
Non-accrual tax certificates	—	69	262
Real estate owned	1,602	1,611	3,414

Total non-performing assets	$17,003	$17,572	$29,821

Allowance for losses on tax certificates	$—	$65	$251
Allowance for loan losses	24,447	24,079	22,125

Total allowance	$24,447	$24,144	$22,376

Non-performing assets to total assets	0.19%	0.20%	0.41%
Non-performing loans to total loans	0.24%	0.27%	0.60%
Allowance for loan losses as a percentage of total loans	0.39%	0.42%	0.51%
Allowance for loan losses as a percentage of non-performing loans	158.74%	151.52%	84.62%
Net charge-offs for the three months ended	$782	$868	$546
Net annualized year-to-date charge-offs as a percentage of average total loans	0.05%	0.05%	0.05%

(1)	Capital ratios are for BankUnited FSB only.